Exhibit 99.1

FILED

DALLAS COUNTY

7/30/2019 3:51 PM

FELICIA PITRE

DISTRICT CLERK

Alicia Mata

DC-19-10726

NO.

BENJAMIN PALESTINO, individually and on	§	IN THE DISTRICT COURT OF
behalf of all others similarly situated,	§
§
Plaintiff,	§
§
v.	§
	§	DALLAS COUNTY, TEXAS
DFRG, INC., IAN R. CARTER, NORMAN J.	§
ABDALLAH, PAULINE J. BROWN, DAVID	§
B. BARR, WILLIAM LAMAR, JR., and	§
JOE REECE,	§
§
Defendants.	§	JUDICIAL DISTRICT

PLAINTIFF’S ORIGINAL CLASS ACTION PETITION

Plaintiff Benjamin Palestino, by his attorneys, on behalf of himself and those similarly situated, files this action against Defendants and alleges upon information and belief, except for those allegations that pertain to him, which are alleged upon personal knowledge, as follows:

SUMMARY OF THE ACTION

1. Plaintiff brings this shareholder class action on behalf of himself and all other public shareholders of Del Frisco’s Restaurant Group, Inc. (“DFRG” or the “Company”), against DFRG and its Board of Directors (the “Board” or the “Individual Defendants”), (collectively, “Defendants”), challenging a transaction in which certain affiliates of L Catterton (Harlan Parent, Inc. and Harlan Merger Sub, Inc.) (collectively, “L Catterton”) seek to acquire all of DFRG’s outstanding shares for $8.00 in cash in a transaction valued at approximately $610 million (the “Proposed Transaction”). In approving the Proposed Transaction, however, the Individual Defendants have breached their fiduciary duties of loyalty, good faith, due care, and disclosure by, inter alia, (i) agreeing to sell DFRG without first taking steps to ensure that Plaintiff and Class members (defined below) would obtain adequate, fair and maximum consideration under the circumstances; and (ii) engineering the Proposed Transaction to benefit themselves and/or L Catterton without regard for DFRG’s public shareholders. Accordingly, this action seeks to enjoin the Proposed Transaction and compel the Individual Defendants to properly exercise their fiduciary duties to DFRG’s shareholders.

2. The terms of the Proposed Transaction were memorialized in a June 23, 2019, filing with the Securities and Exchange Commission (“SEC”) on Form 8-K attaching the definitive Agreement and Plan of Merger (the “Merger Agreement”). Under the terms of the Merger Agreement, DFRG will become a wholly-owned subsidiary of L Catterton, and DFRG stockholders will receive $8.00 in cash for each share of DFRG common stock they own. As a result of the Proposed Transaction, Plaintiff and other DFRG stockholders will be frozen out of any future ownership interest in the Company.

3. Thereafter, on July 23, 2019, DFRG filed a Preliminary Proxy Statement on Schedule 14A (the “Preliminary Proxy”) with the SEC in support of the Proposed Transaction.

4. The Proposed Transaction is unfair and undervalued for a number of reasons. Significantly, the Proxy describes an insufficient sales process in which the Board failed to follow through with a bidder that had proposed a transaction value of $8.75 - $.75 more per share than the bid accepted.

5. Such a sales process, or lack thereof, clearly indicates that the only end-goal acceptable to Defendants was an acquisition of DFRG by L Catterton.

6. In approving the Proposed Transaction, the Individual Defendants have breached their fiduciary duties of loyalty, good faith, due care, and disclosure by, inter alia, (i) agreeing to sell DFRG without first taking steps to ensure that Plaintiff and Class members (defined below) would obtain adequate, fair and maximum consideration under the circumstances; and (ii) engineering the Proposed Transaction to benefit themselves and/or L Catterton without regard for DFRG public stockholders. Accordingly, this action seeks to enjoin the Proposed Transaction and compel the Individual Defendants to properly exercise their fiduciary duties to DFRG stockholders.

7. Next, it appears as though the Board has entered into the Proposed Transaction to procure for themselves and senior management of the Company significant and immediate benefits with no thought to the Company’s public stockholders. For instance, pursuant to the terms of the Merger Agreement, upon the consummation of the Proposed Transaction, Company Board Members and executive officers will be able to exchange all Company equity awards for the merger consideration. Moreover, certain Directors and other insiders will also be the recipients of lucrative change-in-control agreements.

8. In further violation of their fiduciary duties, Defendants caused to be filed the materially deficient Proxy with SEC in an effort to solicit stockholders to vote their DFRG shares in favor of the Proposed Transaction. The Proxy is materially deficient, deprives DFRG stockholders of the information they need to make an intelligent, informed and rational decision of whether to vote their shares in favor of the Proposed Transaction, and is thus in breach of Defendants’ fiduciary duties. As detailed below, the Proxy omits and/or misrepresents material information concerning, among other things: (a) the sales process and in particular, certain conflicts of interest for management; and (b) the data and inputs underlying the financial valuation analyses that purport to support the fairness opinions provided by the Company’s financial advisor, Piper Jaffray & Co. (“Piper Jaffray”).

9. Absent judicial intervention, the Proposed Transaction will be consummated, resulting in irreparable injury to Plaintiff and the Class. This action seeks to enjoin the Proposed Transaction or, in the event that the Proposed Transaction is consummated, to recover damages resulting from the violation of Defendants’ fiduciary duties.

PARTIES

10. Plaintiff is, and at all times relevant hereto has been, a DFRG shareholder.

11. Defendant DFRG is a Delaware corporation whose principal executive office is located at 2900 Ranch Trail Drive, Irving, Texas. DFRG is owns, develops, and operates restaurants in the United States. It owns and operates restaurants under the Del Frisco’s Double Eagle Steakhouse, Barcelona Wine Bar, bartaco, and Del Frisco’s Grille brand names. DFRG’s common stock is publicly traded on Nasdaq under the symbol “DFRG.”

12. Individual Defendant Ian R. Carter (“Carter”) is Chair of the Board of DFRG and a member of the Board at all relevant times.

13. Individual Defendant Norman J. Abdallah (“Abdallah”) has been CEO of DFRG since 2016 and a Director of the Company since 2011.

14. Individual Defendant Pauline J. Brown (“Brown”) has been a Director of DFRG since 2017.

15. Individual Defendant David B. Barr (“Barr”) has been a Director of the Company since 2012.

16. Individual Defendant William Lamar, Jr. (Lamar”) has been a Director of the Company since 2013.

17. The Individual Defendants are, and at all times relevant hereto have been, Directors of DFRG.

18. Defendants named in paragraphs 12-16 are referred to herein as the “Individual Defendants” or “Director Defendants.”

19. By reason of their positions as officers and/or directors of the Company, the Individual Defendants named above are in a fiduciary relationship with Plaintiff and the other public shareholders of DFRG and owe them the highest duties of good faith, loyalty and due care, as set forth in further detail herein.

JURISDICTION AND VENUE

20. This Court has jurisdiction over this action because DFRG is a Delaware corporation headquartered and with its principal place of business located at 2900 Ranch Trail, Irving, Texas, and therefore a citizen of Texas.

21. Venue is proper in this Court because the conduct at issue took place and had an effect in this County.

SUBSTANTIVE ALLEGATIONS

The Proposed Transaction

22. On June 24, 2019, DFRG issued a press release announcing that the Board of Directors had unanimously approved a definitive merger agreement with L Catterton. The press release states in pertinent part:

IRVING, Texas, June 24, 2019 - (GLOBE NEWSWIRE) - Del Frisco’s Restaurant Group, Inc. (the “Company” or “Del Frisco’s”) (NASDAQ: DFRG) and L Catterton, the largest and most global consumer-focused private equity firm, today announced that they have entered into a definitive agreement under which affiliates of L Catterton (the “Purchaser”) will acquire the Company in an all cash transaction valued at approximately $650 million. Del Frisco’s stockholders will receive $8.00 per share, representing a 22% percent premium to the closing share price on December 19, 2018, the last trading day prior to Company’s announcement of a strategic alternatives process, and a premium of approximately 21% to the 30-day volume weighted average price ended on June 21, 2019.

The agreement was unanimously approved by Del Frisco’s Board of Directors following a thorough review of a full range of strategic alternatives by Del Frisco’s Strategic Alternatives Review Committee (the “Committee”), which was first announced on December 20, 2018. The transaction is expected to be completed by the fourth quarter of 2019, subject to approval by Del Frisco’s stockholders, expiration or termination of the applicable waiting period under the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as other customary closing conditions. Engaged Capital and certain of its affiliates, collectively holding nearly 10% of the outstanding shares of the Company, have entered into voting agreements committing them to, among other things and subject to its terms, vote in favor of adopting the acquisition agreement.

“Over the course of our review, the Committee evaluated a full range of strategic, financial and capital structure alternatives to best serve the interests of our stockholders. After a thorough process, including considering Del Frisco’s current operations and future prospects, the Committee and the Board is confident that this transaction offers the most promising opportunity to realize the highest value for our stockholders,” said Joe Reece, Committee Chairman, Del Frisco’s Restaurant Group, Inc.

“In consultation with our outside advisors, the Board has been evaluating several strategic and financial alternative options since December 2018. This transaction offers immediate liquidity at a significant premium for our stockholders while providing the best path forward for our Del Frisco’s brands, our employees, and loyal guests,” said Ian R. Carter, Board Chairman, Del Frisco’s Restaurant Group, Inc.

“L Catterton brings a distinguished track record of fostering the growth and success of world class experiential brands. Together with their deep operational expertise in the restaurant industry, I am confident L Catterton will be a great long-term partner,” said Norman Abdallah, Chief Executive Officer, Del Frisco’s Restaurant Group, Inc.

Del Frisco’s comprises four leading brands across two distinct business lines — Del Frisco’s Grille and Del Frisco’s Double Eagle Steakhouse in the steak and grill category, and bartaco and Barcelona Wine Bar in the upscale regionally-inspired cuisine category. Upon the close of the transaction, L Catterton plans to run the bartaco and Barcelona Wine Bar businesses separately from the steakhouse brands in order to nurture the unique attributes of the brands.

“At L Catterton, we bring more than just capital – we bring significant operational expertise to our investments,” said Andrew Taub, Managing Partner at L Catterton. “Over the last 30 years, L Catterton has invested in nearly 30 restaurant concepts globally to create a number of industry leaders. Del Frisco’s has four outstanding brands in two distinct and attractive categories – upscale regionally-inspired cuisine, and steak and grill. We’re excited to partner with the Company to harness the power of these brands by operating the upscale regionally-inspired brands separately from the steak and grill concepts.”

L Catterton has invested in restaurant concepts such as Bloomin’ Brands Inc. (including Outback Steakhouse, Fleming’s Prime Steakhouse, Carrabba’s Italian Grill, and Bonefish Grill), CÉ LA VI, Cheddar’s Scratch Kitchen, Crystal Jade, Culinary Concepts by Jean-Georges, P.F. Chang’s, Uncle Julio’s and many more.

Piper Jaffray & Co. acted as financial advisor and Kirkland & Ellis LLP acted as legal counsel to Del Frisco’s and its Board of Directors. Credit Suisse served as financial advisor and Gibson Dunn LLP served as legal advisor to L Catterton.

Background of DFRG

23. Del Frisco’s Restaurant Group, Inc. owns, develops, and operates restaurants in the United States. It owns and operates restaurants under the Del Frisco’s Double Eagle Steakhouse, Barcelona Wine Bar, bartaco, and Del Frisco’s Grille brand names. The company offers steaks as well as other menu selections, such as chops, fresh seafood, tapas, street food, and wines and cocktails. As of March 12, 2019, it operated 75 restaurants in 16 states and the District of Columbia. The company was founded in 1981.

The Unfair Merger Consideration

24. The Company’s historical trading prices, as well as analyst expectations, establishes the inadequacy of L Catterton’s offer. Significantly, the $8.00 offer is a significant reduction off the 52-week high of $12.65. Moreover, the stock was trading above the offer price as recently as March 2019.

25. In December 2018, in the midst of activist stockholder Engaged Capital’s push for a sale, Hedgeye Risk Management analyst stated the Company was worth $14/share.

26. Moreover, while the activist shareholder may have pushed for a sale to maximize its investment, the reality is that the Barteca purchase was less than a year ago. Engaged has cited the positives associated with the acquisition, and L Catterton will be the entity that will get the benefit of the brand turnaround, and longer-term holders will not be able to even recoup the stock at its 52-week high.

27. Thus, the timing of the Proposed Transaction is intended to take advantage of DFRG’s expected uptick in valuation.

28. Indeed, in reporting on the Fourth Quarter and Fiscal Year 2018 results, Defendant Abdallah noted, “We ended 2018, a transformative year for DFRG, by delivering on our annual expectations for Adjusted EBITDA and we are delighted with the positive contributions Barcelona and bartaco are already providing to our overall results. It was also a record year for development although short-term operational inefficiencies caused by eight openings during the back half of the year negatively impacted the fourth quarter itself. Notably, our intentional ‘soft opening’ strategy limits the likelihood of setting initial sales records, which can overwhelm our restaurant teams, but instead ensures that we are best able to uphold our quality service standards from day one, create effective ‘word of mouth’ marketing, and build lasting relationships with our guests. We are very encouraged by our reception in these markets and are confident that our 2018 class of restaurant openings as a whole will hit our three-year target of 35% to 40% ROIC.”

29. Defendant Abdallah concluded his remarks noting the fact that the integration of Barcelona and bartaco was “progressing on or ahead of schedule and we anticipate that it will be completed by midway through this year as planned. All of our Brand Presidents and their respective teams are now housed in our Irving, TX restaurant support center and the entire DFRG is scheduled to go live with our new HR system later this month. Barcelona Wine Bar and bartaco are scheduled to go live shortly thereafter on our new accounting system. We are also pleased to be increasing the aggregate value of the integration benefits to $10 million, up from the original $3 million to $5 million, to be fully realized by 2020 or 2021.”

30. Moreover, Company Board members have been incentivized to enter the deal as structured by the prospect of accelerated vesting and change of control severance payments worth millions of dollars.

31. As such, the Proposed Transaction will allow L Catterton to purchase DFRG at an unfairly low price while availing itself of DFRG’s significant value and upside or long-term potential.

Potential Conflicts of Interest

32. The breakdown of the benefits of the deal indicate that DFRG insiders are the primary beneficiaries of the Proposed Transaction, not the Company’s public stockholders. The Board and the Company’s executive officers are conflicted because they will have secured unique benefits for themselves from the Proposed Transaction not available to Plaintiff and the public stockholders of DFRG.

33. For example, upon the consummation of the Proposed Transaction, each outstanding Company option or equity award will be canceled and converted into the right to receive certain consideration according to the merger agreement. The Individual Defendants and other Company insiders will receive consideration as a consequence of these options, not shared amongst Plaintiff and other members of the Class, as follows:

Name	Unvested Company Options (#)	Company Restricted Shares (#)	Company RSUs (#)	Company PSUs (#)(2)	Total Merger Consideration ($)
Named Executive Officers(1)
Norman J. Abdallah	—	—	224,831	700,714	$7,404,360
Neil Thomson	—	—	77,522	80,806	$1,266,624
Scott C. Smith	—	—	25,707	33,396	$472,824
William S. Martens	—	571	29,183	34,061	$510,520
April L. Scopa	—	571	26,002	28,731	$442,432
Other Executive Officers
Brandon C. Coleman	—	—	24,745	30,480	$441,800
Thomas G. Dritsas	—	381	12,956	14,778	$224,920
Adam Halberg	—	—	21,018	22,646	$349,312
Mia Meachem	—	—	20,856	22,401	$346,056
Sabato Sagaria	—	—	21,018	22,646	$349,312
Juan Salas	—	—	25,840	33,799	$477,112
Non- Executive Directors
David B. Barr	—	10,714	—	—	$85,712
Pauline Brown	—	10,714	—	—	$85,712
Ian R. Carter	—	10,714	—	—	$85,712
William Lamar, Jr.	—	10,714	—	—	$85,712
Joe Reece	—	9,570	—	—	$76,560

34. Further, certain employment agreements with several DFRG officers or directors are entitled to change in control payments should such change take place or if their employment is terminated under certain circumstances. These payments are significant and will grant each director or officer entitled to them at the very least hundreds of thousands of dollars, compensation not shared by DFRG’s common stockholders. In the case of Defendant Abdullah, he will receive over $10 million as a result of the Proposed Transaction.

35. The following table sets forth the compensation for certain DFRG directors and officers, as well as their estimated value payable:

Name	Cash Severance ($)(1)	Equity ($)(2)	Health and Welfare Benefits ($)(3)	Total ($)(4)
Norman J. Abdallah	$2,700,000	$7,404,360	$17,542	$10,121,902
Neil Thomson	$700,000	$1,266,624	$13,312	$1,979,936
Scott C. Smith	$465,000	$472,824	$12,666	$950,490
William S. Martens	$424,500	$510,520	$13,312	$948,332
April L. Scopa	$370,500	$442,432	$4,387	$817,319

36. It is no wonder that given the extremely lucrative profits for themselves, the Board allowed the Company to be sold far under its proper value in order to secure a quick sale.

37. Thus, while the Proposed Transaction is not in the best interests of DFRG’s stockholders, it will produce lucrative benefits for the Company’s officers and directors.

Preclusive Deal Protection Devices

38. The Merger Agreement contains certain provisions that unduly benefit L Catterton by making an alternative transaction either prohibitively expensive or otherwise impossible. For example, the Merger Agreement contains a termination fee provision that requires DFRG to pay $9,595,000.00 to L Catterton if the Merger Agreement is terminated under certain circumstances. For instance, under one scenario, DFRG must pay this fee even if it consummates any Company Acquisition Proposal (as defined in the Merger Agreement) within 12 months following the termination of the Merger Agreement.

39. The Merger Agreement also contains a “no solicitation” provision that restricts DFRG from considering alternative acquisition proposals by, inter alia, constraining DFRG’s ability to solicit or communicate with potential acquirers or consider their proposals. Specifically, the provision prohibits DFRG from soliciting any alternative proposal but permits the Board to consider an unsolicited, written bona fide Acquisition proposal only if it constitutes or is reasonably calculated to lead to a “Superior Proposal” as defined in the Merger Agreement.

40. The Agreement further reduces the possibility of a topping offer from an unsolicited purchaser. Here, Defendants agreed to provide L Catterton information in order to match any other offer, thus providing L Catterton access to the unsolicited bidder’s financial information and giving L Catterton the ability to top the superior offer. Thus, a rival bidder is not likely to emerge with the cards stacked so much in favor of L Catterton.

41. Accordingly, the Company’s true value is compromised by the consideration offered in the Proposed Transaction, and the Proposed Transaction is the product of the Board’s breaches of fiduciary duty.

The Materially Misleading and/or Incomplete Proxy

42. On July 23, 2019, the DFRG Board caused to be filed with the SEC a materially misleading and incomplete Proxy that, in violation of their fiduciary duties, failed to provide the Company’s stockholders with material information and/or provides them with materially misleading information critical to the total mix of information available to the Company’s stockholders concerning the financial and procedural fairness of the Proposed Transaction.

Omissions and/or Material Misrepresentations Concerning the Sales Process Leading up to the Proposed Transaction

43. Specifically, the Proxy fails to provide material information concerning the process conducted by the Company and the events leading up to the Proposed Transaction. In particular, the Proxy fails to disclose:

(a) Why the Company failed to continue to negotiate with Party L, especially given the fact that L Catterton’s offer dropped significantly during the process;

(b) Any discussions the Company had with potential purchasers subsequent to the standstill waivers sent out on June 26, 2019; and

(c) Any services previously provided by Piper Jaffray to affiliates of L Catterton.

Omissions and/or Material Misrepresentations Concerning the Financial Analyses by Piper Jaffray

44. In the Proxy, Piper Jaffray describes its respective fairness opinion and the various valuation analyses performed to render such opinion. However, the descriptions fail to include necessary underlying data, support for conclusions, or the existence of, or basis for, underlying assumptions. Without this information, one cannot replicate the analyses, confirm the valuations or evaluate the fairness opinions.

45. With respect to the Discounted Cash Flow Analysis, the Proxy fails to disclose the following:

a.	The specific inputs and assumptions used to calculate the discount rate range of 12.0% to 17.0%;

b.	The basis for applying EBITDA exit multiples of 7.0x – 9.0x;

c.	The number of Fully-Diluted shares of the Company; and

d.	The range of terminal values for DFRG.

46. With respect to the Selected Public Companies Analysis and the Selected Precedent Transactions Analysis, the Proxy fails to disclose (i) the company by company/transaction by transaction multiples and metrics observed.

47. With respect to the Premiums Paid Analysis, the Proxy fails to disclose the premiums paid and the transactions utilized by Piper Jaffray in its analysis.

48. These disclosures are critical for stockholders to be able to make an informed decision on whether to vote their shares in favor of the Proposed Transaction.

THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

49. In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either a change in corporate control or a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to act in the best interests of the company’s shareholders, including the duty to obtain maximum value under the circumstances. To diligently comply with these duties, the directors may not take any action that:

(a) adversely affects the value provided to the corporation’s shareholders;

(b) will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

(c) contractually prohibits them from complying with their fiduciary duties; and/or

(d) will provide the directors, executives or other insiders with preferential treatment at the expense of, or separate from, the public shareholders, and place their own pecuniary interests above those of the interests of the company and its shareholders.

50. In accordance with their duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of DFRG, are obligated to refrain from:

(a) participating in any transaction where the directors’ or officers’ loyalties are divided;

(b) participating in any transaction where the directors or officers are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

(c) unjustly enriching themselves at the expense or to the detriment of the public shareholders.

51. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, violated and are violating the fiduciary duties they owe to Plaintiff and the other public shareholders of DFRG, including their duties of loyalty, good faith, candor, and due care. As a result of the Individual Defendants’ divided loyalties, Plaintiff and Class members will not receive adequate, fair or maximum value for their DFRG common stock in the Proposed Transaction.

52. As a result of these breaches of fiduciary duty, the Company’s public shareholders will not receive adequate or fair value for their common stock in the Proposed Transaction.

CLASS ACTION ALLEGATIONS

53. Plaintiff brings this action as a class action, individually and on behalf of all holders of DFRG common stock who are being and will be harmed by the Individual Defendants’ actions, described herein (the “Class”). Excluded from the Class are Defendants and any person, firm, trust, corporation or other entity related to or affiliated with any Defendant.

54. This action is properly maintainable as a class action because, inter alia:

(a) The Class is so numerous that joinder of all members is impracticable. As of March 6, 2019, there were more than 33 million outstanding shares of the Company. DFRG’s stock is publicly traded on the NASDAQ, and Plaintiff believes that there are hundreds if not thousands of holders of such shares. Moreover, the holders of these shares are geographically dispersed throughout the United States;

(b) There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. These common questions include, inter alia: (i) whether the Individual Defendants have engaged in self-dealing, to the detriment of DFRG’s public shareholders; (ii) whether the Proposed Transaction is unfair to the Class, in that the price is inadequate and is not the fair value that could be obtained under the circumstances; and (iii) whether the Class is entitled to injunctive relief and/or damages as a result of the wrongful conduct committed by Defendants;

(c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class;

(d) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for Defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests; and

(e) Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

FIRST COUNT

Breach of Fiduciary Duty Against the Individual Defendants

55. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

56. As alleged herein, Defendants have initiated a process to sell DFRG that undervalues the Company and vests them with benefits that are not shared equally by DFRG’s public shareholders. In addition, by agreeing to the Proposed Transaction, Defendants have capped the price of DFRG at a price that does not adequately reflect the Company’s true value. Moreover, Defendants failed to sufficiently inform themselves of DFRG’s value, or disregarded the true value of the Company, in an effort to benefit themselves. Furthermore, any alternate acquirer will be faced with engaging in discussions with a management team and board that is committed to the Proposed Transaction.

57. As such, unless the Individual Defendants’ conduct is enjoined by the Court, they will continue to breach their fiduciary duties to Plaintiff and the other members of the Class, and will further a process that inhibits the maximization of shareholder value and the disclosure of material information.

58. Plaintiff and the members of the Class have no adequate remedy at law.

WHEREFORE, Plaintiff demands injunctive relief, in his favor and in favor of the Class, and against Defendants, as follows:

A. Declaring that this action is properly maintainable as a class action, certifying Plaintiff as Class representative and certifying his counsel as class counsel;

B. Declaring and decreeing that the Proposed Transaction was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable, and rescinding and invalidating any merger agreement or other agreements that Defendants entered into in connection with, or in furtherance of, the Proposed Transaction;

C. Preliminarily and permanently enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction;

D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of DFRG’s shareholders;

E. Imposing a constructive trust, in favor of Plaintiff and the Class, upon any benefits improperly received by Defendants as a result of their wrongful conduct;

F. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

G. Granting such other and further equitable relief as this Court may deem just and proper.

DATED: July 30, 2019.

Respectfully submitted,

/s/ Thomas E. Bilek
Thomas E. Bilek State Bar No. 02313525
THE BILEK LAW FIRM, L.L.P.
700 Louisiana, Suite 3950
Houston, TX 77002
(713) 227-7720
tbilek@bileklaw.com

Evan J. Smith
Marc L. Ackerman
BRODSKY & SMITH, LLC
Two Bala Plaza, Suite 510
Bala Cynwyd, PA 19004
(610) 667-6200
(610) 667-9029 (fax)

Counsel for Plaintiff